                                                                    Exhibit 99.1

[CROMPTON LOGO]
                                                                            NEWS


CONTACTS:
Investors:        William Kuser         (203) 573-2213
Media:            Mary Ann Dunnell      (203) 573-3034


CROMPTON REPORTS SECOND QUARTER RESULTS; ANNOUNCES $50 MILLION RESTRUCTURING PROGRAM

MIDDLEBURY, CT - July 22, 2004 - Crompton Corporation (NYSE: CK) reported second quarter net earnings of $1.1 million, or one cent per share, compared to a net loss of $9.1 million, or eight cents per share, in the second quarter of 2003. Second quarter 2004 net earnings included pre-tax charges for antitrust costs of $4.4 million and facility closures, severance and related costs of $3.3 million. Second quarter 2003 net earnings included after-tax earnings from discontinued operations of $10.3 million, or nine cents per share, and pre-tax charges for antitrust costs of $12.4 million and facility closures, severance and related costs of $2.7 million.

Second quarter sales of $646.7 million were 21 percent above the prior year with eight percent attributable to the acquisition of the GE Specialty Chemical business on July 31, 2003, nine percent due to improved unit volume, two percent due to the favorable impact of foreign currency translation, and two percent due to improved selling prices.

"In 2003, our raw material and energy costs increased approximately $63 million from the prior year while our selling prices decreased approximately $14 million," said Robert L. Wood, chairman, president and chief executive officer. "In 2004, we have passionately focused on pricing discipline and are beginning to see meaningful results. However, to date, positive pricing actions have not kept pace with the surge in costs of some of our key raw materials. In the second quarter of 2004, our raw material and energy costs increased $14 million from the prior year while our selling prices increased $8 million. In addition to the high cost of natural gas, crude and benzene that have impacted others in our industry, our second quarter costs for tin and soybean oil increased $8 million over last year and are expected to be $30 million higher on an annualized basis this year. In response, we are intensifying our pricing efforts and further reducing our administrative cost structure in order to restore historical margins.

"We expect to implement restructuring actions later this quarter designed to yield annual pre-tax savings of at least $50 million with the benefit to be achieved in 2005. Based on these savings, we expect to incur a one-time restructuring charge that should not exceed $50 million. It is expected that the bulk of the savings will come from streamlining the organization and its work processes," Wood said.

For the first half of 2004, the Company reported net earnings of $62.0 million, or 54 cents per share, compared to a net loss of $3.3 million, or three cents per share, for 2003. Net sales for the first half of 2004 were $1.27 billion compared to $1.06 billion in the first half of 2003. First half 2004 net earnings included pre-tax divestment gains of $94.6 million primarily from the sale of our 50% interest in the Gustafson seed treatment joint venture and pre-tax charges for supplemental executive retirement costs of $5.9 million, antitrust costs of $8.4 million and facility closures, severance and related costs of $5.7 million. First half 2003 net earnings included after-tax earnings from discontinued operations of $23.3 million, or 20 cents per share, cumulative effect of accounting change of $401 thousand, pre-tax charges for antitrust costs of $20.9 million and facility closures, severance and related costs of $3.5 million.

Second quarter operating results for the Company's reporting segments are summarized as follows:

POLYMER PRODUCTS
Polymer additives sales of $369.8 million were up 26% from the prior year, 15% of which was due to the acquisition of GE's Specialty Chemicals business on July 31, 2003 with the remainder attributable to higher unit volume of six percent, increased selling prices of three percent and favorable foreign currency translation of two percent. Plastic additives sales were up 38% due primarily to the Specialty Chemicals business acquisition, increased unit volume and higher selling prices. Rubber additives sales increased 14% mainly as a result of higher unit volume. Urethane additives sales were up five percent due mainly to favorable foreign currency translation.

Petroleum additives sales rose 10% due primarily to an increase in selling prices and higher unit volume. Operating profit of $7.9 million was up 14% from the prior year due mainly to higher selling prices and savings from cost reduction programs, offset in part by higher raw material and energy costs.

Polymers sales of $83.2 million increased 18% from the prior year due to higher unit volume of 15%, favorable foreign currency translation of two percent and improved selling prices of one percent. EPDM and Urethanes sales were up 22% and 15%, respectively, due primarily to higher unit volume. Operating profit of $11.6 million was up $6.8 million from the second quarter of 2003 due mainly to higher unit volume and selling prices, lower costs attributable to increased plant throughput and cost saving initiatives, offset in part by higher raw material and energy costs.

Polymer processing equipment sales of $45.9 million rose 13% from the prior year due to an increase in unit volume of 14% and favorable foreign currency translation of three percent, offset in part by unfavorable pricing of four percent. Operating profit of $1.5 million was up 54% from the prior year mainly as a result of higher unit volume, offset in part by unfavorable pricing. The backlog at the end of June of $82 million was up $20 million from year-end 2003.

SPECIALTY PRODUCTS
Crop protection sales of $86.2 million were up 20% from the second quarter of 2003 due to higher unit volume of 17% and favorable foreign currency translation of three percent. Operating profit of $21.3 million increased 50% from the prior year mainly as a result of higher unit volume, a favorable sales mix and the impact of cost saving initiatives, offset in part by the loss of $2.1 million of equity income due to the March 31, 2004 sale of the Company's share of the Gustafson seed treatment joint venture.

Refined products sales of $65.3 million increased 10% from the prior year due to higher unit volume of six percent, improved pricing of two percent and favorable foreign currency translation of two percent. Operating profit of $1.0 million was up $1.6 million from the second quarter of 2003 due primarily to lower environmental-related expenses, favorable pricing and increased unit volume, offset in part by higher raw material costs.

                                       ###

FORWARD-LOOKING STATEMENTS
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain selling price increases, the ability to obtain and timing of new financing, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.

 CROMPTON CORPORATION
 CONSOLIDATED STATEMENTS OF OPERATIONS
 SECOND QUARTER AND SIX MONTHS ENDED 2004 AND 2003
 (In thousands, except per share data)

                                                                    SECOND QUARTER                SIX MONTHS ENDED
                                                             ---------------------------   ---------------------------------
                                                                2004           2003             2004              2003
                                                             ------------   ------------   ---------------   ---------------
 Net sales                                                   $   646,740    $   532,901    $    1,271,087    $    1,064,873

 Cost of products sold                                           482,624        394,637           954,880           779,595
 Selling, general and admin.                                      92,179         84,757           188,599           172,100
 Depreciation and amortization                                    30,986         27,379            61,840            54,498
 Research and development                                         13,065         12,726            24,862            24,786
 Equity income                                                       (66)        (2,228)           (9,693)           (7,842)
 Facility closures, severance and related costs                    3,278          2,686             5,689             3,505
 Antitrust costs                                                   4,350         12,386             8,403            20,875
                                                             ------------   ------------   ---------------   ---------------

 Operating profit                                                 20,324            558            36,507            17,356
 Interest expense                                                 17,162         25,559            35,087            52,274
 Other (income) expense, net                                       3,098          3,827           (89,812)            4,040
                                                             ------------   ------------   ---------------   ---------------

 Earnings (loss) from continuing operations
   before income taxes and cumulative effect
   of accounting change                                               64        (28,828)           91,232           (38,958)
 Income tax expense (benefit)                                     (1,020)        (9,426)           29,195           (12,838)
                                                             ------------   ------------   ---------------   ---------------

 Earnings (loss) from continuing operations
   before cumulative effect of accounting change                   1,084        (19,402)           62,037           (26,120)
 Earnings from discontinued operations                                --         10,292                --            23,257
 Cumulative effect of accounting change                               --             --                --              (401)
                                                             ------------   ------------   ---------------   ---------------

 Net earnings (loss)                                         $     1,084    $    (9,110) $         62,037    $       (3,264)
                                                             ============   ============   ===============   ===============

 Basic and diluted earnings (loss) per common share:
   Earnings (loss) from continuing operations
     before cumulative effect of accounting change           $      0.01    $     (0.17) $           0.54    $        (0.23)
   Earnings from discontinued operations                              --           0.09                --              0.20
   Cumulative effect of accounting change                             --             --                --                --
                                                             ------------   ------------   ---------------   ---------------
   Net earnings (loss)                                       $      0.01    $     (0.08) $           0.54    $        (0.03)
                                                             ============   ============   ===============   ===============

   Weighted average shares outstanding - basic                   114,574        112,639           114,550           113,389
                                                             ============   ============   ===============   ===============

   Weighted average shares outstanding - diluted                 114,775        112,639           114,805           113,389
                                                             ============   ============   ===============   ===============

 CROMPTON CORPORATION
 CONSOLIDATED BALANCE SHEETS
 JUNE 30, 2004 AND DECEMBER 31, 2003
 (In thousands of dollars)

                                                                          JUNE 30, 2004          DECEMBER 31, 2003
                                                                        -----------------       ------------------
 ASSETS

     CURRENT ASSETS
     Cash                                                               $         55,178        $          39,213
     Accounts receivable                                                         246,207                  210,190
     Inventories                                                                 383,287                  390,199
     Other current assets                                                        147,300                  170,852
                                                                        -----------------       ------------------
        Total current assets                                                     831,972                  810,454
                                                                        -----------------       ------------------

     NON-CURRENT ASSETS
     Property, plant and equipment                                               730,473                  774,612
     Cost in excess of acquired net assets                                       417,263                  418,607
     Other assets                                                                476,523                  525,509
                                                                        -----------------       ------------------

                                                                        $      2,456,231        $       2,529,182
                                                                        =================       ==================

 LIABILITIES AND STOCKHOLDERS' EQUITY

     CURRENT LIABILITIES
     Short-term borrowings                                              $          8,102        $          60,695
     Current portion of long-term debt                                           349,514                       --
     Accounts payable                                                            213,597                  232,127
     Accrued expenses                                                            242,706                  267,472
     Income taxes payable                                                        139,409                  130,284
     Other current liabilities                                                    15,316                   10,667
                                                                        -----------------       ------------------
        Total current liabilities                                                968,644                  701,245
                                                                        -----------------       ------------------

     NON-CURRENT LIABILITIES
     Long-term debt                                                              400,033                  754,018
     Pension and post-retirement health care liabilities                         566,039                  566,966
     Other liabilities                                                           193,390                  204,244

     STOCKHOLDERS' EQUITY
     Common stock                                                                  1,192                    1,192
     Additional paid-in capital                                                1,033,622                1,034,027
     Accumulated deficit                                                        (539,574)                (590,157)
     Accumulated other comprehensive loss                                       (122,303)                 (96,463)
     Treasury stock at cost                                                      (44,812)                 (45,890)
                                                                        -----------------       ------------------
        Total stockholders' equity                                               328,125                  302,709
                                                                        -----------------       ------------------

                                                                        $      2,456,231        $       2,529,182
                                                                        =================       ==================

 CROMPTON CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 SIX MONTHS ENDED 2004 AND 2003
 (In thousands of dollars)

                                                                                   SIX MONTHS ENDED
                                                                        ----------------------------------------
 Increase (decrease) to cash                                                  2004                   2003
-----------------------------                                           -----------------      -----------------
 CASH FLOWS FROM OPERATING ACTIVITIES
      Net earnings (loss)                                               $         62,037       $         (3,264)
      Adjustments to reconcile net earnings (loss)
      to net cash (used in) provided by operations:
         Gain on sale of Gustafson joint venture                                 (90,938)                    --
         Cumulative effect of accounting change, net of tax                           --                    401
         Depreciation and amortization                                            61,840                 72,407
         Equity income                                                            (9,693)                (7,842)
         Changes in assets and liabilities, net:
             Accounts receivable                                                 (59,090)                 3,688
             Accounts receivable - securitization                                 11,105                 14,641
             Inventories                                                          (2,251)                (4,832)
             Accounts payable                                                    (15,924)               (26,095)
             Other                                                                19,097                (17,959)
                                                                        -----------------      -----------------
      Net cash (used in) provided by operations                                  (23,817)                31,145
                                                                        -----------------      -----------------

 CASH FLOWS FROM INVESTING ACTIVITIES
      Net proceeds from divestments                                              137,696                     --
      Capital expenditures                                                       (29,495)               (32,721)
      Other investing activities                                                     309                   (154)
                                                                        -----------------      -----------------
      Net cash provided by (used in) investing activities                        108,510                (32,875)
                                                                        -----------------      -----------------

 CASH FLOWS FROM FINANCING ACTIVITIES
      (Payments)/proceeds from domestic credit facility                          (57,000)               192,800
      Proceeds from short-term borrowings                                            574                  5,855
      Payments on long term borrowings                                                --               (164,687)
      Dividends paid                                                             (11,455)               (11,433)
      Treasury stock acquired                                                         --                (22,080)
      Other financing activities                                                     (80)                 1,036
                                                                        -----------------      -----------------
      Net cash (used in) provided by financing activities                        (67,961)                 1,491
                                                                        -----------------      -----------------

 CASH
      Effect of exchange rates on cash                                              (767)                 1,664
                                                                        -----------------      -----------------

      Change in cash                                                              15,965                  1,425
      Cash at beginning of period                                                 39,213                 16,941
                                                                        -----------------      -----------------

      Cash at end of period                                             $         55,178       $         18,366
                                                                        =================      =================

 CROMPTON CORPORATION
 SEGMENT SALES AND OPERATING PROFIT
 SECOND QUARTER AND SIX MONTHS ENDED 2004 AND 2003
 (In thousands of dollars)

                                                         SECOND QUARTER                       SIX MONTHS ENDED
                                                -------------------------------      -----------------------------------
                                                    2004              2003                2004                2003
                                                -------------     -------------      ---------------     ---------------
 NET SALES
 Polymer Products
       Polymer Additives                        $    369,759      $    294,562       $      733,102      $      596,136
       Polymers                                       83,183            70,282              164,395             138,465
       Polymer Processing Equipment                   45,926            40,640               84,354              81,748
       Eliminations                                   (3,681)           (3,523)              (7,629)             (7,176)
                                                -------------     -------------      ---------------     ---------------
                                                     495,187           401,961              974,222             809,173
                                                -------------     -------------      ---------------     ---------------

 Specialty Products
       Crop Protection                                86,224            71,581              162,698             131,961
       Refined Products                               65,329            59,359              134,167             123,739
                                                -------------     -------------      ---------------     ---------------
                                                     151,553           130,940              296,865             255,700
                                                -------------     -------------      ---------------     ---------------

          Total net sales                       $    646,740      $    532,901       $    1,271,087      $    1,064,873
                                                =============     =============      ===============     ===============


 OPERATING PROFIT
 Polymer Products
       Polymer Additives                        $      7,897      $      6,914       $       16,845      $       20,427
       Polymers                                       11,641             4,875               21,836              14,149
       Polymer Processing Equipment                    1,508               982                 (256)              2,060
                                                -------------     -------------      ---------------     ---------------
                                                      21,046            12,771               38,425              36,636
                                                -------------     -------------      ---------------     ---------------

 Specialty Products
       Crop Protection                                21,329            14,203               49,770              33,854
       Refined Products                                  974              (605)              (1,206)               (157)
                                                -------------     -------------      ---------------     ---------------
                                                      22,303            13,598               48,564              33,697
                                                -------------     -------------      ---------------     ---------------

 General corporate expense                           (15,397)           (6,172)             (36,390)            (21,381)
 Unabsorbed overhead expense from
      discontinued operations                             --            (4,567)                  --              (7,216)
 Facility closures, severance and
        related costs                                 (3,278)           (2,686)              (5,689)             (3,505)
 Antitrust costs                                      (4,350)          (12,386)              (8,403)            (20,875)

                                                -------------     -------------      ---------------     ---------------
          Total operating profit                $     20,324      $        558       $       36,507      $       17,356
                                                =============     =============      ===============     ===============

CROMPTON CORPORATION                                     SUPPLEMENTARY SCHEDULE

MAJOR FACTORS AFFECTING OPERATING RESULTS
SECOND QUARTER AND SIX MONTHS ENDED 2004 VERSUS 2003
(In millions of dollars)


The following table summarizes the major factors contributing to the changes in second quarter and six months operating results versus the prior year:

                                                                 SECOND QUARTER                SIX MONTHS ENDED
                                                           ---------------------------    ----------------------------
                                                                            PRE-TAX                        PRE-TAX
                                                               NET         EARNINGS           NET          EARNINGS
                                                              SALES         (LOSS)           SALES          (LOSS)
                                                           -------------  ------------    -------------  -------------
2003                                                       $      532.9   $     (28.8)*   $    1,064.9   $      (39.0)*
2003 Facility closures, severance
          and related costs                                          --           2.7               --            3.5
2003 Antitrust costs                                                 --          12.4               --           20.9
                                                           -------------  ------------    -------------  -------------
                                                                  532.9         (13.7)         1,064.9          (14.6)

GE Specialty Chemicals business acquired 7/31/03                   44.9           1.6             88.9            3.3
Improved unit volume/mix                                           47.9          11.5             69.9           21.0
Higher selling prices                                               8.2           8.2             12.9           12.9
Foreign currency impact                                            12.8           0.7             34.5           (1.3)
Cost savings                                                         --          12.6               --           26.4
Higher raw materials/energy costs                                    --         (13.8)              --          (33.6)
Lower interest expense                                               --           8.4               --           17.2
Equity derivative contract gain - 2003                               --          (5.6)              --           (1.5)
Unfavorable manufacturing absorption variances                       --          (1.4)              --           (5.0)
Other                                                                --          (0.7)              --           (8.2)
                                                           -------------  ------------    -------------  -------------
                                                                  646.7           7.8          1,271.1           16.6

2004 Facility closures, severance and related costs                  --          (3.3)              --           (5.7)
2004 Antitrust costs                                                 --          (4.4)              --           (8.4)
2004 Supplemental executive retirement costs                         --            --               --           (5.9)
2004 Divestment gains, primarily Gustafson                           --            --               --           94.6
                                                           -------------  ------------    -------------  -------------
2004                                                       $      646.7   $       0.1     $    1,271.1   $       91.2
                                                           =============  ============    =============  =============

* Represents the pre-tax loss from continuing operations before cumulative effect of accounting change and earnings from discontinued operations.